As filed with the Securities and Exchange Commission on May 11, 2001
Registration No. 333-75225

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

OGLEBAY NORTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-1888342
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

     1100 Superior Avenue
21st Floor
Cleveland, Ohio 44114-2598
(Address of Principal Executive Offices)
____________________

Oglebay Norton Company Performance Option Agreement
(Full Title of the Plan)
____________________

     CT Corporation System
1300 East 9th Street, Suite 1010
Cleveland, Ohio 44114
(216) 621-4270
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Oglebay Norton Company, an Ohio corporation (the “Registrant”), formerly known as ON Minerals Company, Inc., an Ohio corporation. The Registrant is the successor to Oglebay Norton Company, a Delaware corporation (the “Predecessor Issuer”), as a result of a merger where the Predecessor Issuer was merged with and into the Registrant for the purpose of reincorporating the Predecessor Issuer from Delaware to Ohio (the “Reincorporation”). This Registration Statement amends the Registration Statement on Form S-8, Registration No. 333-75225, filed by the Predecessor Issuer on March 29, 1999 (the “Predecessor Registration Statement”).

     Pursuant to Rule 414 of the Securities Act, the Registrant, as successor to the Predecessor Issuer, by filing this Registration Statement, hereby expressly adopts the Predecessor Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Prior to the Reincorporation, the Registrant had no assets or liabilities other than nominal assets and liabilities. The succession was effected by a merger resulting in the Registrant acquiring all of the assets and assuming all of the liabilities of the Predecessor Issuer. The merger was approved by stockholders of the Predecessor Issuer at a meeting for which proxies were solicited pursuant to Section 14(a) of the Exchange Act.

DESCRIPTION OF THE REINCORPORATION

     As noted above, the Reincorporation was accomplished through a merger. On April 30, 2001, pursuant to an Agreement and Plan of Merger, dated as of January 8, 2001, between ON Minerals Company, Inc. and the Predecessor Issuer, the Predecessor Issuer was merged with and into ON Minerals Company, Inc., with ON Minerals Company, Inc. being the surviving corporation. As part of the merger, the name of ON MineralsCompany, Inc. was changed to Oglebay Norton Company (the Registrant). Prior to the merger, ON Minerals Company, Inc. was a wholly-owned subsidiary of the Predecessor Issuer. As a result of the merger, the Predecessor Issuer was reincorporated in the State of Ohio.

     As a result of the Reincorporation, stockholders of the Predecessor Issuer became shareholders of the Registrant, receiving one common share of the Registrant in exchange for each share of common stock of the Predecessor Issuer held at the effective time of the Reincorporation. No additional capital stock of the Registrant was issued as part of the Reincorporation. The conversion of shares of common stock of the Predecessor Issuer in connection with the Reincorporation occurred without an exchange of share certificates. The common shares of the Registrant are listed on the Nasdaq National Market under the symbol “OGLE,” the same symbol used by the Predecessor Issuer prior to the Reincorporation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of the General Instructions to the Registration Statement on Form S-8 have been sent or given to employees of the Registrant who participate in the plans that are the subject of this Registration Statement as required by Rule 428(b)(1) promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated herein by reference:

1	.	Annual Report on Form 10-K for the year ended December 31, 2000, filed by the Predecessor Issuer on March 8, 2001.

2	.	Current Reports on Form 8-K filed by the Predecessor Issuer on January 1, 2001 and filed by the Registrant on May 1, 2001.

3	.	The description of the Registrant's common shares contained in the Registration Statement on Form S-4 filed by the Registrant on January 11, 2001, including any amendment or report filed for the purpose of updating that description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The legality of the shares being offered by this Registration Statement has been passed upon for the Registrant by Thompson Hine & Flory LLP (now known as Thompson Hine LLP). Malvin E. Bank, a former partner of Thompson Hine LLP, is a Director of the Registrant. Certain partners of Thompson Hine LLP beneficially own shares in the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Seventh, Paragraphs (d)(1), (2), (3) and (4) of the Amended and Restated Articles of Incorporation of the Registrant provides as follows:

     (d)(1) The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact the he or she is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise. The Corporation shall pay, to the full extent then required by law, expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred by a Director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. The Corporation may, in its discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law. Notwithstanding the foregoing, except as provided in Subsection (2) hereof, the Corporation shall indemnify or advance expenses to any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     (d)(2) If a claim under Subsection (1) is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Ohio General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Ohio General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (d)(3) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this subparagraph (d) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Regulations, agreement, vote of shareholders or disinterested Directors, or otherwise.

      (d)(4) The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this subparagraph (d) or of the Ohio General Corporation Law.

     The Registrant maintains liability insurance for all of its Directors and officers ("D&O insurance"). This D&O insurance also insures the Registrant against amounts payable to indemnify Directors and officers, subject to policy limits and retention amounts.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 7 and are incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

	(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on May 11, 2001.

OGLEBAY NORTON COMPANY

By: /s/ David H. Kelsey

David H. Kelsey, Vice President and Chief Financial Officer

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John N. Lauer*	Chairman of the Board, President, Chief	May 11, 2001
John N. Lauer	Executive Officer and Director (Principal
Executive Officer)

/s/ David H. Kelsey	Vice President and Chief Financial Officer	May 11, 2001
David H. Kelsey	(Principal Financial Officer)

/s/ Michael F. Biehl*	Principal Accounting Officer	May 11, 2001
Michael F. Biehl

/s/ William G. Bares*	Director	May 11, 2001
William G. Bares

/s/ James T. Bartlett*	Director	May 11, 2001
James T. Bartlett

/s/ Albert C. Bersticker*	Director	May 11, 2001
Albert C. Bersticker

/s/ William G. Pryor*	Director	May 11, 2001
William G. Pryor

/s/ John D. Weil*	Director	May 11, 2001
John D. Weil

/s/ Madeleine W. Ludlow*	Director	May 11, 2001
Madeleine W. Ludlow

/s/ Malvin E. Bank*	Director	May 11, 2001
Malvin E. Bank

* By David H. Kelsey, attorney in fact.

OGLEBAY NORTON COMPANY

INDEX TO EXHIBITS

EXHIBIT NO.		DESCRIPTION

4	(a)	Amended and Restated Articles of Incorporation of Registrant (included as Exhibit B in the Proxy Statement/Prospectus included as part of the Registration Statement on Form
S-4 filed by the Registrant on January 11, 2001, as amended, and incorporated herein by reference).

4	(b)	Regulations of Registrant (included as Exhibit C in the Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed by the Registrant on
January 11, 2001, as amended, and incorporated herein by reference).

5	*	Opinion of Thompson Hine & Flory LLP as to the legality of the securities registered
(previously filed as Exhibit 5 to this Form S-8 filed on March 29, 1999).

23	(a)	Consent of Independent Auditors.

23	(b)*	Consent of Thompson Hine LLP (previously known as Thompson Hine & Flory LLP)
(included as part of Exhibit 5).

24		Power of Attorney.

* Previously filed.